Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone," "BSM," or "the Partnership") today announces its financial and operating results for the second quarter of 2025 and updated 2025 guidance.

Financial and Operational Highlights

•Mineral and royalty production for the second quarter of 2025 equaled 33.2 MBoe/d, a decrease of 3% from the prior quarter; total production, including working-interest volumes, was 34.6 MBoe/d for the quarter.
•Net income for the second quarter was $120.0 million, and Adjusted EBITDA for the quarter totaled $84.2 million.
•Distributable cash flow was $74.8 million for the second quarter.
•Black Stone announced a distribution of $0.30 per unit with respect to the second quarter of 2025, representing a decrease of 20% from the prior quarter. Distribution coverage for all units was 1.18x.
•Total debt at the end of the second quarter was $99.0 million; as of August 1, 2025, total debt was $71.0 million with approximately $7.9 million of cash on hand.

Management Commentary

Thomas L. Carter, Jr., Black Stone’s Chairman, Chief Executive Officer and President, commented, “Over the last two years, the BSM team undertook an in-depth subsurface evaluation of the expanding Shelby Trough area to delineate significant new areas of prospectivity, along with continuing to push the play westward towards the Western Haynesville. As previously announced and founded on this technical evaluation, we are excited to partner with the Revenant Energy team in a substantial new development in the Shelby Trough covering approximately 270,000 gross acres. Additionally, the ongoing technical delineation led to another 180,000 gross acre opportunity that is currently being marketed. Through these new areas and the existing Shelby Trough agreements, we see contractual development obligations more than doubling over the next five years. The proximity of these assets to the Gulf Coast market and projected long-term natural gas pricing provide confidence in significant long-term growth.

Thus far in 2025, we have seen lower production and anticipate subdued production growth in the near term, driven by delayed increases in natural gas weighted activity. These factors contribute to the decrease in the second quarter 2025 distribution. However, based on our continued focus on medium and long-term growth opportunities founded on new development agreements, we expect to see production growing in 2026 and distributions surpassing the previous high-water mark over the next six years.

We remain focused on disciplined capital management and continuing to pursue grass-roots mineral acquisitions that are accretive to our mineral positions and enhance our existing development agreements. With the combination of our continued financial discipline and comprehensive commercial strategy including existing asset management and new development agreements, we are confident in the growth outlook for the Partnership’s unitholders."

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 33.2 MBoe/d (72% natural gas) for the second quarter of 2025, compared to 34.2 MBoe/d for the first quarter of 2025 and 38.2 MBoe/d for the second quarter of 2024.

Working-interest production was 1.4 MBoe/d for the second quarter of 2025, 1.3 MBoe/d in the first quarter of 2025, and 2.2 MBoe/d for the second quarter of 2024. The continued decline year over year in working-interest volumes is consistent with the Partnership’s decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 34.6 MBoe/d (96% mineral and royalty, 73% natural gas) for the second quarter of 2025, compared to 35.5 MBoe/d and 40.4 MBoe/d for the first quarter of 2025 and the second quarter of 2024, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $32.40 for the second quarter of 2025. This is a decrease of 5% from $33.94 per Boe in the first quarter of 2025 and an 8% increase from $30.01 in the second quarter of 2024.

Black Stone reported oil and gas revenue of $102.0 million (55% oil and condensate) for the second quarter of 2025, a decrease of 6% from $108.3 million in the first quarter of 2025. Oil and gas revenue in the second quarter of 2024 was $110.4 million.

The Partnership reported a gain on commodity derivative instruments of $52.8 million for the second quarter of 2025, composed of a $3.2 million gain from realized settlements and a non-cash $49.6 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $56.0 million and a loss of $5.5 million on commodity derivative instruments for the first quarter of 2025 and the second quarter of 2024, respectively.

Lease bonus and other income was $4.7 million for the second quarter of 2025. Lease bonus and other income for the first quarter of 2025 and the second quarter of 2024 was $6.9 million and $4.8 million, respectively.

The Partnership reported net income of $120.0 million for the second quarter of 2025, compared to net income of $15.9 million in the preceding quarter. For the second quarter of 2024, the Partnership reported net income of $68.3 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2025 was $84.2 million, which compares to $82.2 million in the first quarter of 2025 and $100.2 million in the second quarter of 2024. Distributable cash flow for the second quarter of 2025 was $74.8 million. For the first quarter of 2025 and the second quarter of 2024, distributable cash flow was $73.7 million and $92.5 million, respectively.

Financial Position and Activities

As of June 30, 2025, Black Stone Minerals had $2.5 million in cash, with $99.0 million drawn under its credit facility. At the beginning of August, the Partnership had approximately $7.9 million in cash, and $71.0 million was outstanding under the credit facility.

On April 30, 2025, Black Stone's borrowing base under the credit facility was reaffirmed at $580 million, and total commitments under the credit facility were maintained at $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

Second Quarter 2025 Distributions

As previously announced, the Board approved a cash distribution of $0.30 for each common unit attributable to the second quarter of 2025. The quarterly distribution coverage ratio attributable to the second quarter of 2025 was approximately 1.18x. The distribution will be paid on August 14, 2025, to unitholders of record as of the close of business on August 7, 2025.

Activity Update

Development Activity
At the end of the second quarter, Aethon Energy ("Aethon") was operating two rigs on our Angelina, Nacogdoches, and San Augustine acreage in the Shelby Trough. During the quarter, Aethon successfully turned to sales 2 gross (0.10 net) wells. Aethon’s development program remains on track with the development agreements, with a total of 22 wells spud in the previous program years that ended in the second quarter of 2025. Of these wells, 7 gross (0.42 net) have turned to sales and 15 gross (0.93 net) are expected to turn to sales during the remainder of 2025 and early 2026. EXCO Resources Inc. also remains active on our acreage, completing 2 gross (0.08 net) wells in early June, and recently spud 2 gross (0.08 net) wells in July.
As previously announced, the Partnership recently signed a new development agreement with Revenant Energy. This agreement covers approximately 270,000 gross acres across San Augustine, Nacogdoches, Angelina, Houston, and Trinity counties. BSM currently controls approximately 100,000 undeveloped net acres, with line of sight to additional acquisitions. Through this agreement, Revenant is obligated to drill a minimum of 6 wells in 2026, increasing to a minimum of 25 wells per year over the next five years. The Partnership has also secured a non-operated working interest partner for the development.

Black Stone is also in the process of marketing an additional development opportunity covering approximately 180,000 gross acres, which includes the previously announced released acreage from Aethon. This development covers acreage in Angelina, Cherokee, and Nacogdoches counties, and continues to push the Shelby Trough westward towards the Western Haynesville.

In the Louisiana Haynesville, development continued under our Accelerated Drilling Agreements (“ADAs”). These agreements incentivize operators to accelerate development in our high-interest areas in exchange for a modest reduction in royalty burden, allowing us to capture near-term revenue and reduce uncertainty about where the locations sit in the operator's development plan. During the second quarter, 3 gross (0.09 net) wells in De Soto and Sabine Parishes were turned to sales under our ADAs. This brings the total well count under the ADA program to seven. We expect another 2 gross (0.13 net) wells to be turned to sales during the third quarter of 2025.

In the Permian Basin, the Partnership continues to monitor activity including a large-scale development expected to generate meaningful liquids volumes in 2025 and beyond. As previously disclosed, a large operator has planned more than 34 gross (1.20 net) wells in Culberson County, Texas. To date, 30 of these wells have been spud. We anticipate 22 gross wells to turn to sales in the second half of 2025, with the remainder expected in the first half of 2026.

Acquisition Activity

In the second quarter of 2025, Black Stone acquired $31.2 million of additional (primarily non-producing) mineral and royalty interests. From September 2023 through the end of July 2025, the Partnership has completed $172.3 million of mineral and royalty acquisitions, primarily in the expanding Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

2025 Guidance Update

Due to the lower production through the first and second quarters of 2025 combined with expectations for delayed natural gas production growth through the end of the year, Black Stone's total production guidance for 2025 is being lowered to a range of 33 MBoe/d to 35 MBoe/d, from the previously disclosed range of 38 MBoe/d to 41 MBoe/d.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2025 and 2026. The Partnership's hedge position as of August 1, 2025, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
3Q25	555	$71.22
4Q25	555	$71.22
1Q26	480	$64.80
2Q26	480	$64.80
3Q26	480	$64.80
4Q26	480	$64.80

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q25	11,040	$3.45
4Q25	11,040	$3.45
1Q26	11,700	$3.67
2Q26	11,830	$3.67
3Q26	11,960	$3.67
4Q26	11,960	$3.67

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2025, which is expected to be filed on or around August 5, 2025.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2025 and updated 2025 guidance on Tuesday, August 5, 2025 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646) 307-1963 for international participants, the conference ID for the call is 8003975. Call participants are advised to call in 10 minutes in advance of the call start time. A replay of the conference call will be available approximately two hours after the call through a link on BSM’s investor relations website

In addition to the regularly scheduled quarterly conference calls, Black Stone Minerals is planning to host an Investor Day in September. The Partnership will release further details related to the date and call-in information over the coming weeks and is looking forward to hosting all investors and participants. Updated presentation materials will be made available in the Investor Relations section of the Black Stone website prior to the event.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•domestic and foreign trade policies, including tariffs and other controls on imports or exports of goods, including energy products;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership's operators, particularly in areas such as the Haynesville where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Taylor DeWalch
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

REVENUE
Oil and condensate sales	$55,807	$73,889	$105,900	$145,113
Natural gas and natural gas liquids sales	46,189	36,493	104,424	78,504
Lease bonus and other income	4,714	4,789	11,639	8,337
Revenue from contracts with customers	106,710	115,171	221,963	231,954
Gain (loss) on commodity derivative instruments	52,784	(5,547)	(3,217)	(16,837)
TOTAL REVENUE	159,494	109,624	218,746	215,117
OPERATING (INCOME) EXPENSE
Lease operating expense	2,990	2,579	5,152	5,011
Production costs and ad valorem taxes	9,026	13,469	19,211	26,507
Exploration expense	1,749	14	6,859	17
Depreciation, depletion, and amortization	9,187	11,356	18,317	22,995
General and administrative	13,924	13,395	29,096	27,485
Accretion of asset retirement obligations	337	321	669	638
TOTAL OPERATING EXPENSE	37,213	41,134	79,304	82,653
INCOME (LOSS) FROM OPERATIONS	122,281	68,490	139,442	132,464
OTHER INCOME (EXPENSE)
Interest and investment income	56	462	120	1,132
Interest expense	(2,270)	(626)	(3,667)	(1,255)
Other income (expense)	(39)	(4)	81	(92)
TOTAL OTHER EXPENSE	(2,253)	(168)	(3,466)	(215)
NET INCOME (LOSS)	120,028	68,322	135,976	132,249
Distributions on Series B cumulative convertible preferred units	(7,367)	(7,366)	(14,733)	(14,733)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$112,661	$60,956	$121,243	$117,516
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	112,661	60,956	121,243	117,516
	$112,661	$60,956	$121,243	$117,516
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.53	$0.29	$0.57	$0.56
Per common unit (diluted)	$0.53	$0.29	$0.57	$0.56
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	211,689	210,703	211,472	210,679
Weighted average common units outstanding (diluted)	226,761	210,703	211,472	210,679

The following table shows the Partnership’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	863	953	1,579	1,876
Natural gas (MMcf)[1]	13,710	16,350	28,563	32,820
Equivalents (MBoe)	3,148	3,678	6,340	7,346
Equivalents/day (MBoe)	34.6	40.4	35.0	40.4
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$64.67	$77.53	$67.07	$77.35
Natural gas ($/Mcf)[1]	3.37	2.23	3.66	2.39
Equivalents ($/Boe)	$32.40	$30.01	$33.17	$30.44
Revenue:
Oil and condensate sales	$55,807	$73,889	$105,900	$145,113
Natural gas and natural gas liquids sales[1]	46,189	36,493	104,424	78,504
Lease bonus and other income	4,714	4,789	11,639	8,337
Revenue from contracts with customers	106,710	115,171	221,963	231,954
Gain (loss) on commodity derivative instruments	52,784	(5,547)	(3,217)	(16,837)
Total revenue	$159,494	$109,624	$218,746	$215,117
Operating expenses:
Lease operating expense	$2,990	$2,579	$5,152	$5,011
Production costs and ad valorem taxes	9,026	13,469	19,211	26,507
Exploration expense	1,749	14	6,859	17
Depreciation, depletion, and amortization	9,187	11,356	18,317	22,995
General and administrative	13,924	13,395	29,096	27,485
Other expense:
Interest expense	2,270	626	3,667	1,255
Per Boe:
Lease operating expense (per working-interest Boe)	$23.55	$12.55	$21.22	$12.39
Production costs and ad valorem taxes	2.87	3.66	3.03	3.61
Depreciation, depletion, and amortization	2.92	3.09	2.89	3.13
General and administrative	4.42	3.64	4.59	3.74
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Partnership's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$120,028	$68,322	$135,976	$132,249
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	9,187	11,356	18,317	22,995
Interest expense	2,270	626	3,667	1,255
Income tax expense (benefit)	8	51	(77)	186
Accretion of asset retirement obligations	337	321	669	638
Equity–based compensation	1,960	2,205	5,015	4,588
Unrealized (gain) loss on commodity derivative instruments	(49,639)	17,366	2,751	42,453
Adjusted EBITDA	84,151	100,247	166,318	204,364
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(1)	(2)	(2)
Cash interest expense	(1,994)	(358)	(3,117)	(719)
Preferred unit distributions	(7,367)	(7,366)	(14,733)	(14,733)
Distributable cash flow	$74,789	$92,522	$148,466	$188,910

Total units outstanding[1]	211,853	210,687
Distributable cash flow per unit	$0.353	$0.439
1 The distribution attributable to the three months ended June 30, 2025 is estimated using 211,852,971 common units as of August 1, 2025; the exact amount of the distribution attributable to the three months ended June 30, 2025 will be determined based on units outstanding as of the record date of August 7, 2025. Distributions attributable to the three months ended June 30, 2024 were calculated using 210,687,379 common units as of the record date of August 9, 2024.